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                                                                    EXHIBIT 10.8

[COMPANY LOGO]



September 4. 1997

Mr. John Reimer
2363 Preston Lane
West Dundee, IL 60118

Dear John:

We are pleased to present the following offer of employment for you to join Lexar Microsystems, Inc. ("Lexar"), as CEO and President, reporting to the Lexar Board of Directors. In this capacity, you will assume and discharge such responsibilities as are commensurate with the office and position. In consideration of your service, your compensation for your first year will be $240,000.00, payable on a biweekly basis retroactively effective as of July 15, 1997. You will serve on the Lexar Board of Directors throughout your tenure as CEO and President.

You will be eligible to participate to all current employee benefit and incentive programs of Lexar.

I.   Compensation

As set forth above, your base salary will be $240,000.00 per year, and the parties will agree to a bonus plan that provides for a targeted bonus of $120,000.00 per year based on performance with the goals and other terms (including the payment schedule) of such bonus to be mutually measured by the parties at a Board meeting to be held by the end of 1997.

II.  Vacation

Commencing as of your date of hire, you will accrue vacation each month at a rate of 17 days per year.

III. Stock Option Grant

Stock option grant will be proposed and agreed by the Board of Directors to be held by October 1997. It is understood that at least twenty five percent (25%) of the options will be vested upon re-capitalization.

IV.  Relocation and Purchase Assistance

Lexar will assist you in your relocation from Illinois to Northern California by paying all reasonable and documented relocation costs of buying a new home in Northern California and selling your home in Illinois, including without limitation loan fees, closing costs, real estate commissions (on both homes) and points (up to one and one-half points). In addition, all travel costs incurred by you and your immediate family coincident with such move will be paid by Lexar. All temporary living expenses will also be paid by Lexar until such time as you locate a permanent residence.

Lexar will guarantee the selling price of your residence in Illinois which listed for $549,995.00. In the event the house sells for less than $549,995.00, Lexar will pay you eighty percent (80%) of the difference between the $549,995.00 and the actual selling pace up to $20,000.00
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In the event you purchase a new home prior to selling your residence in
Illinois, Lexar agrees to pay the lesser of your two mortgage payments until your Illinois residence is sold.

All amounts payable to you in connection with this relocation and purchase assistance will be "grossed up" for federal and state taxes that would be payable by you on such amounts.

V.   Termination Severance

In the event of your involuntary termination from employment with Lexar, for any reason other than breaching of your fiduciary duty and/or engaging in a criminal activity, Lexar will continue to pay you, as severance pay, your base salary until such time as when you become employed elsewhere or twelve (12) months from the date of your termination, whichever occurs first. In the event the Board of Directors changes your compensation or responsibilities without your concurrence, you may choose to terminate your employment, in which event you would be entitled to the aforementioned severance pay. In case of either such aforementioned event (termination or a change in compensation or responsibilities without concurrence), your unvested stock options in the company will vest in full immediately.

VI.  Death

Upon your death, all unvested stock options in the company will vest in full immediately.


                               *    *    *    *

In consideration of this offer of employment, you agree to complete and return the necessary documentation in order to complete your personnel file with Lexar.

This offer constitutes the entire and exclusive agreement between Lexar and you concerning your terms and conditions of employment and your employee relationship with Lexar. By signing below, you acknowledge and agree that you are not relying on any representation or statement other than that which is expressly set forth in this offer letter, the employment agreement, and the confidentiality agreement.

Sincerely,

/s/ Hideo Ito                                /s/ Petro Estakhri
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Hideo Ito                                    Petro Estakhri

I accept the terms of this offer and will report to work in accordance with the terms of this agreement.

/s/ John H. Reimer                           9-4-97
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John H. Reimer                               Date

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